UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

Intra-Cellular Therapies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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430 East 29th Street

New York, New York 10016

April 28, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 annual meeting of stockholders of Intra-Cellular Therapies, Inc. to be held at 10:00 a.m. local time on Tuesday, June 14, 2016, at Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016.

Details regarding the meeting, the business to be conducted at the meeting, and information about Intra-Cellular Therapies, Inc. that you should consider when you vote your shares are described in this proxy statement.

At the annual meeting, three persons will be elected to our board of directors. In addition, we will ask stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016, to approve the compensation of our named executive officers, as disclosed in this proxy statement, and to vote on the frequency of holding an advisory vote on the compensation of our named executive officers. The board of directors recommends the approval of each of the first three proposals and a vote for a frequency of voting on executive compensation every year. Such other business will be transacted as may properly come before the annual meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about May 2, 2016, we intend to send to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2016 annual meeting of stockholders and our 2015 annual report to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Intra-Cellular Therapies, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

Sharon Mates, Ph.D.

Chairman, President and Chief Executive Officer

430 East 29th Street

New York, New York 10016

April 28, 2016

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:00 AM local time

DATE:	Tuesday, June 14, 2016

PLACE:	Apella™, 450 East 29th Street, 2nd Floor, New York, New York 10016

PURPOSES:

1.	To elect three directors to serve three-year terms expiring in 2019;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement;

4.	To approve by an advisory vote the frequency of holding an advisory vote on compensation of our named executive officers; and

5.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Intra-Cellular Therapies, Inc. common stock at the close of business on April 20, 2016. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 430 East 29th Street, New York, New York 10016.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials that you previously received and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael I. Halstead
Senior Vice President, General Counsel and Secretary

i

INTRA-CELLULAR THERAPIES, INC.

430 East 29th Street

New York, NY 10016

PROXY STATEMENT FOR INTRA-CELLULAR THERAPIES, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2016

This proxy statement, along with the accompanying notice of 2016 annual meeting of stockholders, contains information about the 2016 annual meeting of stockholders of Intra-Cellular Therapies, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 10:00 a.m., local time, on Tuesday, June 14, 2016, at Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016.

In this proxy statement, we refer to Intra-Cellular Therapies, Inc. as “ITI,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the annual meeting.

On or about May 2, 2016, we intend to begin sending to our stockholders the Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2016 annual meeting of stockholders and our 2015 annual report to stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2016

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015 are available for viewing, printing and downloading at www.envisionreports.com/ITCI if you are a holder of record (or www.edocumentview.com/ITCI if you hold your shares in street name). To view these materials please have your 12-digit control number(s) available that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2015 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investor Relations” section of our website at http://www.intracellulartherapies.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Intra-Cellular Therapies, Inc., Attn: Investor Relations, 430 East 29th Street, New York, NY 10016. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our board of directors is soliciting your proxy to vote at the 2016 annual meeting of stockholders to be held at Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016 on Tuesday, June 14, 2016, at 10:00 a.m. local time and any adjournments or postponements of the meeting, which we refer to as the annual meeting. The proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 because you owned shares of our common stock on the record date. We intend to commence distribution of the Important Notice Regarding the Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, and, if applicable, proxy materials to stockholders on or about May 2, 2016.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 20, 2016 are entitled to vote at the annual meeting. On this record date, there were 43,232,652 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or withheld for each nominee for director and whether your shares should be voted for, against or abstain with respect to the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote by Internet or telephone.

•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the board of directors’ recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 13, 2016.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

•	“FOR” the compensation of our named executive officers, as disclosed in this proxy statement; and

•	“FOR” holding an advisory vote on the compensation of our named executive officers every year.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying our Corporate Secretary, Michael I. Halstead, in writing before the annual meeting that you have revoked your proxy; or

•	by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement). In addition, your bank, broker or other nominee is prohibited from voting your uninstructed shares on any matters related to executive compensation. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors or on matters related to executive compensation, no votes will be cast on these proposals on your behalf.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016, our audit committee of our board of directors will reconsider its selection.

Proposal 3: Approve an Advisory Vote on the Compensation of our Named Executive Officers	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 4: Approve an Advisory Vote on the Frequency of Holding an Advisory Vote on the Compensation of our Named Executive Officers	The frequency of holding an advisory vote on the compensation of our named executive officers—every year, every two years or every three years—receiving the affirmative vote of a majority of the shares cast affirmatively or negatively will be the frequency approved by our stockholders. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes, as well as abstentions, will have no effect on the results of this vote. Although the advisory vote is non-binding, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding the frequency of holding an advisory vote on the compensation of our named executive officers.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. In addition, we are required to file on a Current Report on Form 8-K no later than the earlier of one hundred fifty calendar days after the annual meeting or sixty calendar days prior to the deadline for submission of stockholder proposals set forth on page 56 of this proxy statement under the heading “Stockholder Proposals and Nominations for Director” our decision on how frequently we will include a stockholder vote on the compensation of our named executive officers in our proxy materials.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 10:00 a.m. local time on Tuesday, June 14, 2016, at Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016. When you arrive at the meeting site, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number, 1-877-373-6374.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•	If your shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at P.O. BOX 30170, College Station, TX 77842.

•	If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

•	following the instructions provided on your Notice or proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to www.computershare.com/investor and following the instructions provided.

Description of the Merger and Private Placement in August 2013

On August 29, 2013, Intra-Cellular Therapies, Inc., or ITI, completed a reverse merger, referred to throughout this proxy statement as “the Merger,” with a public shell company named Oneida Resources Corp., or Oneida. Oneida was formed in August 2012 as a vehicle to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. In the Merger, each outstanding share of capital stock of ITI was exchanged for 0.5 shares of common stock of Oneida, and each outstanding option and outstanding warrant of ITI was assumed by Oneida and became exercisable for 0.5 shares of Oneida common stock. As a result of the Merger and related transactions, ITI survived as a wholly-owned subsidiary of Oneida, Oneida changed its fiscal year end from March 31 to December 31, and Oneida changed its name to Intra-Cellular Therapies, Inc. In addition, we began operating ITI and its business, and therefore ceased being a shell company. Following the Merger and the redemption of all then outstanding shares of Oneida at the closing of the Merger, the former shareholders of ITI owned 100% of the shares of our outstanding capital stock.

Immediately prior to the Merger, on August 29, 2013, ITI sold to accredited investors approximately $60.0 million of its shares of common stock, or 18,889,307 shares at a price of $3.1764 per share, which we refer to throughout this proxy statement as the “Private Placement,” which included $15.3 million in principal and $0.8 million in accrued interest from the conversion of ITI’s then outstanding convertible promissory notes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of April 15, 2016 by (i) each of our directors, director nominees and named executive officers, (ii) all of our current executive officers and directors as a group, and (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders, subject to community property laws, where applicable. Percentage of ownership is based on 43,232,652 shares of common stock outstanding on April 15, 2016. Unless otherwise noted below, the address of each stockholder below is c/o Intra-Cellular Therapies, Inc., 430 East 29th Street, New York, New York 10016.

	Shares Beneficially Owned(1)
Name and Address	Number	Percent
Directors and Named Executive Officers
Sharon Mates, Ph.D.(2)	1,564,374	3.6%
Michael I. Halstead(3)	82,709	*
Lawrence J. Hineline(4)	159,567	*
Robert E. Davis, Ph.D.(5)	145,571	*
Kimberly E. Vanover, Ph.D.(6)	140,447	*
Christopher Alafi, Ph.D.(7)	4,878,538	11.3%
Richard Lerner, M.D.(8)	166,130	*
Joel S. Marcus(9)	1,341,205	3.1%
Rory B. Riggs(10)	297,016	*
Robert L. Van Nostrand(11)	41,499	*
All directors and current executive officers as a group (10 persons)(12)	8,817,056	19.8%

Other 5% or More Stockholders
Alafi Capital Company, LLC and Moshe Alafi(13)	3,596,205	8.3%
8 Admiral Drive, Suite 324 Emeryville, CA 94608
Entities affiliated with Fidelity Investments(14)	6,453,382	14.9%
245 Summer Street Boston, MA 02210
Morton I. Sosland(15)	3,638,389	8.4%
4801 Main Street, Suite 650 Kansas City, MO 64112
BlackRock, Inc.(16)	3,528,846	8.2%
55 East 52nd Street New York, NY 10055

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 15, 2016, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Includes 478,189 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016.
(3)	Includes 62,709 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016.

(4)	Includes 97,367 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016.
(5)	Includes 120,571 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016.
(6)	Consists of 140,447 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016.
(7)	Consists of 3,596,205 shares of common stock held by Alafi Capital Company, LLC, or Alafi Capital, 503,753 shares of common stock held by a trust for the benefit of members of the Alafi family, 729,205 shares of common stock held by Dr. Alafi individually and 49,375 shares issuable upon exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016. Dr. Alafi is a managing partner of Alafi Capital and has shared voting and investment power with respect to the shares owned by Alafi Capital and full voting and investment power with respect to shares owned by the trust. Does not include 503,776 shares held by two other trusts for the benefit of members of the Alafi family for which Dr. Alafi does not have voting or investment control.
(8)	Consists of 3,630 shares of common stock held by Dr. Lerner individually, 47,500 shares of common stock held by the Lerner Family Trust UAD 11/14/94, or the Lerner Family Trust, and 115,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016, held by the Lerner Family Trust. Dr. Lerner shares voting and investment control with respect to the shares held by the Lerner Family Trust.
(9)	Consists of 1,191,156 shares of common stock held by Alexandria Equities, LLC, 15,742 shares of common stock held by the Joel S. Marcus and Barbara A. Marcus Family Trust, 19,307 shares of common stock held by Mr. Marcus individually and 115,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016. Mr. Marcus is the Chairman, CEO and Founder of Alexandria Real Estate Equities, Inc., which is the managing member of Alexandria Equities, LLC, which has full voting and investment power with respect to the shares owned by Alexandria Equities, LLC. As an officer of Alexandria Real Estate Equities, Inc., Mr. Marcus may be deemed to have voting and investment power with respect to the shares owned by Alexandria Equities, LLC. Mr. Marcus disclaims beneficial ownership of the shares held by Alexandria Equities, LLC, except to the extent of his underlying pecuniary interest therein.
(10)	Consists of 30,346 shares of common stock held by Mr. Riggs individually, 226,670 shares of common stock held by New Ventures I, LLC, and 40,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016. Mr. Riggs is Managing Member of New Ventures I, LLC and has voting and investment control with respect to the shares held by New Ventures I, LLC.
(11)	Consists of 1,499 shares of common stock held by Mr. Van Nostrand and 40,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 15, 2016.
(12)	See footnotes 2 through 11.
(13)	Consists of 3,596,205 shares of common stock held by Alafi Capital. Christopher Alafi, Ph.D., one of our directors, and Moshe Alafi are each managing partners of Alafi Capital and share voting and investment power with respect to the shares owned by Alafi Capital.
(14)

Based on the Schedule 13G/A filed by FMR LLC and its affiliates with the SEC on February 12, 2016. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company

(“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(15)	Based on the Schedule 13G/A filed by Morton I. Sosland with the SEC on February 2, 2016. Consists of 707,287 shares of common stock held by David N. Sosland Trust A, 2,198,554 shares of common stock held by The Sosland Family Trust B Partnership and 732,548 shares of common stock held by The Sosland Foundation. Morton I. Sosland is Trustee of the David N. Sosland Trust A, Managing Partner of The Sosland Family Trust B Partnership and Vice Chairman of The Sosland Foundation, which we refer to collectively as the Sosland Holders. As such, Mr. Sosland has sole voting and investment power with respect to the shares held by the Sosland Holders.
(16)	Based on the Schedule 13G/A filed by BlackRock, Inc. and its affiliates with the SEC on January 26, 2016. Includes shares beneficially owned by BlackRock (Luxembourg) S.A., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. The filing noted that BlackRock, Inc. is a parent holding company or control person and claims sole dispositive power for 3,528,846 shares and sole voting power for 3,471,670 shares.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our charter provides that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of six members, classified into three classes as follows: (1) Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand constitute a class with a term ending at the 2016 annual meeting; (2) Richard Lerner, M.D. constitutes a class with a term ending at the 2017 annual meeting; and (3) Christopher Alafi, Ph.D. and Joel S. Marcus constitute a class with a term ending at the 2018 annual meeting.

On March 30, 2016, our board of directors accepted the recommendation of the nominating and governance committee and voted to nominate Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand for election at the annual meeting for a term of three years to serve until the 2019 annual meeting of stockholders and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years, as of April 15, 2016. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position(s) with the Company
Sharon Mates, Ph.D.	63	Chairman, President and Chief Executive Officer
Christopher Alafi, Ph.D.(2)(3)	52	Director
Richard Lerner, M.D.(1)(3)	77	Director
Joel S. Marcus(2)(3)	68	Director
Rory B. Riggs(1)(2)	63	Director
Robert L. Van Nostrand(1)	59	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee

Sharon Mates, Ph.D. has been Chairman, President and Chief Executive Officer of the Company since the Merger in August 2013 and has been the Chairman of the board of directors, President and Chief Executive Officer of ITI since June 2002. Dr. Mates co-founded ITI in May 2002. Prior to co-founding ITI, Dr. Mates was a co-founder of Functional Genetics, and served as its Chairman and Chief Executive Officer from December 2000 until August 2003. From 1989-1998 Dr. Mates was the President and a board member of North American Vaccine Inc. and its predecessor companies. She has served on several not-for-profit boards. Dr. Mates has also served on the Advisory Council of the Center for Society and Health at the Harvard School of Public Health, the Board of Visitors of the Biotechnology Institute of the University of Maryland and the board of directors of Gilda’s Club of New York. Earlier in her career, Dr. Mates spent several years as a research analyst and investment banker, and as an advisor to the life sciences industry. Dr. Mates received her B.S. from the Ohio State University and her Ph.D. from the University of Washington, and completed her postdoctoral fellowships at The Massachusetts General Hospital and Harvard Medical School.

We believe that Dr. Mates possesses specific attributes that qualify her to serve as chairman of our board of directors, including the perspective and experience she brings as the co-founder, President and Chief Executive

Officer of ITI, which brings historic knowledge, operational expertise and continuity to our board of directors, and her industry expertise, including over 25 years of experience leading both private and public companies.

Christopher Alafi, Ph.D. became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since January 2013. Dr. Alafi has been a General Partner of Alafi Capital Company, LLC, a venture capital firm, since 1995. He was previously a Physiology and Anatomy teacher at Santa Monica College, a visiting scholar in the Department of Chemistry at Stanford University and a researcher at DNAX. Dr. Alafi currently serves as a director of ISTO Technologies, Inc. and has previously served as a director of Coley Pharmaceutical Group, Inc., CyberGold, Inc. and Stereotaxis, Inc. Dr. Alafi received a B.A. in Biology from Pomona College and a D.Phil. in Biochemistry from the University of Oxford.

We believe that Dr. Alafi possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as a General Partner of Alafi Capital Company, LLC.

Richard Lerner, M.D. became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since 2002. Dr. Lerner served as President of the Scripps Research Institute, a private, non-profit biomedical research organization from 1986 to January 2012, and since then has served and continues to serve as Institute Professor. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003, and the Prince of Asturias Award in 2012 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the National Academy of Sciences and the Royal Swedish Academy of Sciences. Dr. Lerner previously served as a director of Kraft Foods, Inc. and Teva Pharmaceutical Industries Ltd. and currently serves as a director of Opko Health, Inc. and Sequenom, Inc. Dr. Lerner received his M.D. from Stanford Medical School.

We believe that Dr. Lerner possesses specific attributes that qualify him to serve as a member of our board of directors, including his service as a director of other public companies, his business acumen and judgment, which provide our board of directors with valuable scientific and operational expertise and leadership skills.

Joel S. Marcus, J.D., CPA became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since April 2006. Mr. Marcus co-founded Alexandria Real Estate Equities, Inc. in 1994, Alexandria Venture Investments in 1996, and the annual Alexandria Summit in 2011. He has served as Chairman of the board of directors of Alexandria Real Estate Equities, Inc. since May 2007, Chief Executive Officer since March 1997, President since February 2009, and a director since the company’s inception in 1994. From 1986 to 1994, Mr. Marcus was a partner at the law firm of Brobeck, Phleger & Harrison LLP, specializing in corporate finance and capital markets, venture capital, and mergers and acquisitions. From 1984 to 1994, he also served as General Counsel and Secretary of Kirin-Amgen, Inc., a joint venture that financed the development of, and owned patents to, two multi-billion dollar genetically engineered biopharmaceutical products. Mr. Marcus was formerly a practicing certified public accountant and tax manager with Arthur Young & Co. specializing in the financing and taxation of REITs. He received his undergraduate and Juris Doctor degrees from the University of California, Los Angeles. In addition to our board of directors, Mr. Marcus serves on the boards of the Accelerator Corporation, of which he was one of the original architects and co-founders, Foundation for the National Institutes of Health (FNIH), Multiple Myeloma Research Foundation (MMRF), the Partnership for New York City and Atara Biotherapeutics, Inc. Mr. Marcus also served on the Board of Trustees of PennyMac Mortgage Investment Trust, a publicly traded mortgage REIT, from August 2009 to August 2012. Mr. Marcus received the Ernst & Young 1999 Entrepreneur of the Year Award (Los Angeles—Real Estate).

We believe that Mr. Marcus possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the life sciences industry and his extensive experience serving as a director and an executive officer of other public companies.

Rory B. Riggs has served on our board of directors since January 2014. Mr. Riggs co-founded Royalty Pharma, an investment company focused on drug royalties, in 1996 and has served as Chairman of its investment committee since July 2003. Since April 2010, Mr. Riggs has served as founder and Chief Executive Officer of Syntax Analytics, LLC, a development stage venture focused on creating a new information technology platform for large-scale portfolio management. Since June 2006, Mr. Riggs has also served as Managing Member of New Ventures, a venture fund focused on healthcare. Since January 2001, Mr. Riggs has served as Managing Member of Balfour LLC, an investment management company focused on healthcare, biotechnology and technology. From 1996 until 2000, Mr. Riggs served as President and as a director of Biomatrix, Inc., a publicly-traded biopharmaceutical company. From 1991 to 1995, Mr. Riggs served as President and Chief Executive Officer of RF&P Corporation, an investment company owned by the State of Virginia Retirement System. Prior to that, he served as a managing director in PaineWebber’s mergers and acquisitions department from 1981 to 1990. In addition to Royalty Pharma, Mr. Riggs serves on the board of directors of FibroGen, Inc. (since September 1993), a publicly-traded biotechnology company; Cibus, LLC (since November 2001), a private agricultural technology company; GeneNews (since January 1998), a publicly-traded molecular diagnostic company; and eReceivables (since September 2003), a private healthcare service technology company. Mr. Riggs graduated from Middlebury College and holds an MBA from Columbia University.

We believe that Mr. Riggs possesses specific attributes that qualify him to serve as a member of our board of directors, including his financial expertise, extensive knowledge of the life sciences industry, and many years of experience as a developer (founder), executive officer and director of successful companies (both public and private) in the life sciences and healthcare industries.

Robert L. Van Nostrand has served on our board of directors since January 2014. Mr. Van Nostrand has been a self-employed advisor and investor since 2010, as well as a member of various public and private company boards of directors. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Biosciences, Inc., a private pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Biosciences, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, Inc., a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc., then a publicly-traded biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand serves as chairman of the board of directors of Metabolix, Inc., a publicly-traded biotechnology company, as well as chairman of its audit committee and a member of its compensation committee. Mr. Van Nostrand also serves on the board of directors of Achillion Pharmaceuticals, Inc., a publicly-traded biotechnology company, where he serves as chairman of the audit committee and a member of the compensation committee. He also serves on the board of directors of Enumeral Biomedical Holdings, Inc., a publicly-traded biotechnology company, where he serves as lead outside director and a member of the audit committee and compensation committee. He also serves on the board of directors of the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand was the former chairman of, and serves on, the board of the New York Biotechnology Association and serves on the Foundation Board of Farmingdale University. Previously, Mr. Van Nostrand served on the board of directors of Apex Bioventures, Inc., a special purpose acquisition company focused on life sciences. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant.

We believe that Mr. Van Nostrand possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the life sciences industry, as well as his expertise in financial operations, transaction structuring and risk management.

There are no family relationships between or among any of our directors or nominees. The principal occupation and employment during the past five years of each of our directors and nominees was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or nominees and any other person or persons pursuant to which he or she is to be selected as a director or nominee.

There are no legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with Intra-Cellular Therapies, Inc., either directly or indirectly. Based upon this review, our board has determined that all of our directors other than Dr. Mates, our chief executive officer, are “independent directors” as defined by The NASDAQ Stock Market. In making such determinations, the board of directors considered the relationships that each such non-employee director or director nominee has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In addition, our board of directors considered the association of certain of our directors with the holders of more than 5% of our common stock as well as the effect of each of the transactions described in “Certain Relationships and Related Person Transactions” below.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2015, there were five meetings of our board of directors, five meetings of the audit committee, three meetings of the compensation committee and one meeting of the nominating and governance committee of the board of directors. No director attended fewer than 75% of the total number of meetings of the board of directors and of committees of the board on which he or she served during fiscal 2015. The board of directors has adopted a policy under which each member of our board of directors is strongly encouraged but not required to attend each annual meeting of our stockholders. Five of our directors attended the annual meeting of our stockholders held in 2015.

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.intracellulartherapies.com, under the caption “Corporate Governance.” The composition and function of each of these committees are described below.

Audit Committee. This committee currently has three members, Mr. Van Nostrand (Chairman), Dr. Lerner and Mr. Riggs. Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews the annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the audit committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The board of directors has determined that Mr. Van Nostrand and Mr. Riggs are “audit committee financial experts,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the audit committee set forth elsewhere in this proxy statement.

Compensation Committee. This committee currently has three members, Mr. Marcus (Chairman), Dr. Alafi and Mr. Riggs. Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to our success. Our compensation committee also administers our 2013 Equity Incentive Plan. The compensation committee is responsible for the determination of the compensation of our chief executive officer, and conducts its decision making process with respect to that issue without the chief executive officer present. All members of the compensation committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

Our compensation committee makes all compensation decisions regarding our executive officers and directors, after which it makes a recommendation to our full board of directors. Our board of directors then approves the compensation for our executive officers and directors.

Nominating and Governance Committee. Our nominating and governance committee has three members, Dr. Alafi (Chairman), Mr. Lerner and Mr. Marcus. The nominating and governance committee’s role and responsibilities are set forth in the nominating and governance committee’s written charter and include evaluating and making recommendations to the full board of directors as to the size and composition of the board of directors and its committees, evaluating and making recommendations as to potential candidates, and evaluating current board members’ performance. All members of the nominating and governance committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our By-Laws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement.

In addition, under our current corporate governance policies, the nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the nominating and governance committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the nominating and governance committee under our corporate governance policies, it should submit recommendations for consideration in writing, addressed to the nominating and governance committee, care of our Corporate Secretary, at our principal offices. Submissions must be made by mail, courier or personal delivery; e-mailed submissions will not be considered. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	the name and address, including telephone number, of the recommending shareholder;

•	the number of our shares owned by the recommending shareholder and the time period for which such shares have been held;

•	if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held; and

•	a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of Regulation S-K (generally providing for disclosure of the name, address, and business experience for the past five years of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

•	the information required by Item 403 of Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of our securities);

•	the information required by Item 404 of Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with us);

•	all relationships between the proposed nominee and the recommending shareholder, and any agreements or understandings regarding the nomination, including those between the recommending shareholder and the nominee; and

•	all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company.

The recommending shareholder must also furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

The nominating recommendation must be accompanied by the written consent of the proposed nominee to: (a) be considered by the committee and interviewed if the committee chooses to do so in its discretion, and (b) if nominated and elected, to serve as a director of the Company. The recommending shareholder must furnish the proposed nominee’s contact information for this purpose.

A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that it is received by the Company, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of our proxy statement for the annual meeting of shareholders for the current year.

If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders set forth in paragraph three above must be submitted with respect to each shareholder in the group.

The nominating and governance committee considers issues of diversity among its members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

Our compensation committee has three members, Mr. Marcus (Chairman), Dr. Alafi and Mr. Riggs. In 2015, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee. There are no family relationships between or among the members of our Board or executive officers.

Mr. Marcus is co-founder, Chairman of the board of directors, Chief Executive Officer, President and a director of Alexandria Real Estate Equities, Inc., which is the parent company to the landlord under the lease for our headquarters. See “Certain Relationships and Related Person Transactions—Lease Agreement.” In addition, Dr. Alafi, who is a General Partner of Alafi Capital Company, LLC, one of our principal stockholders, purchased 625,000 shares of common stock in our public offering which closed on March 11, 2015 at the public offering price of $24.00 per share. See “Certain Relationships and Related Person Transactions—Participation in Our Public Offerings.”

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. Our board of directors has determined that having an employee director serve as Chairman is in the best interest of our stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of our board of directors as a whole. We have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. We do not have a lead independent director.

The Chairman of the board of directors and the other members of the board of directors work in concert to provide oversight of our management and affairs. Our board of directors encourages communication among its members and between management and the board of directors to facilitate productive working relationships. Working with the other members of the board of directors, Dr. Mates also strives to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 646-440-9333. However, any stockholders who wish to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to the Chairman of the board of directors at Intra-Cellular Therapies, Inc., Attention: Chairman of the Board, 430 East 29th Street, New York, New York 10016. Communications will be distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the board of directors may be excluded, such as: junk mail and mass mailings, resumes and other forms of job inquiries, surveys and solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements or offer letters with all of our executive officers, and all of our executive officers are at-will employees.

Name	Age	Position(s) with the Company
Lawrence J. Hineline	59	Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary
Michael I. Halstead	43	Senior Vice President, General Counsel and Secretary
Robert E. Davis, Ph.D.	65	Senior Vice President and Chief Scientific Officer
Kimberly E. Vanover, Ph.D.	50	Senior Vice President, Clinical Development

Lawrence J. Hineline, CPA has served as Vice President of Finance, Chief Financial Officer and Treasurer of the Company since the Merger in August 2013 and has served as Vice President of Finance, Chief Financial Officer and Secretary of ITI since June 2002. Mr. Hineline also served as the Secretary of the Company from August 2013 until September 2014. From December 2000 to November 2003, Mr. Hineline was the Vice President of Finance and Chief Financial Officer of Functional Genetics, Inc. Prior to that, Mr. Hineline served as the Vice President of Finance of North American Vaccine, Inc. and its predecessor companies from 1993 to 2000, and he served as Corporate Controller from 1989 to 1993. During this time, Mr. Hineline oversaw the growth of the accounting function and its systems for the company that emerged as a start-up and was later acquired by Baxter Health Care. Mr. Hineline is a licensed CPA in the State of Maryland and received his Bachelor’s Degree from the University of Maryland Baltimore County.

Michael I. Halstead has served as Senior Vice President, General Counsel and Secretary of the Company since July 2014 and has also served as Secretary of the Company since September 2014. From July 2005 until December 2013, Mr. Halstead served in a number of leadership positions at Warner Chilcott plc. Most recently he was Senior Vice President, Corporate Development at Warner Chilcott where he directed the company’s corporate development, legal and human resources functions. Prior to that, Mr. Halstead was an attorney at the firm of Davis Polk & Wardwell. Mr. Halstead received his bachelor’s degree from Boston University and his Juris Doctor degree from Villanova University School of Law.

Robert E. Davis, Ph.D. has served as Senior Vice President and Chief Scientific Officer of the Company since November 2015. He previously served as President and CEO of 3-D Pharmaceutical Consultants, providing consulting services to the Company from December 2005 to November 2015. From December 2000 until November 2005, Dr. Davis served as the Executive Vice President, Research and Development at ACADIA Pharmaceuticals. From January 1994 until October 2000, Dr. Davis held various positions at MitoKor, a development stage biotechnology company focused on the design and development of drug therapies for mitochondrial diseases, serving at various times as its President, Chief Executive Officer and Chief Scientific Officer. Earlier, Dr. Davis held various positions at Parke-Davis Pharmaceutical Research, Warner-Lambert. Earlier in his career, he participated in the discovery and development of Cognex, the first drug approved for treating Alzheimer’s disease, Neurontin, the first drug approved for treating neuropathic pain, and Nuplazid, a potential new treatment for psychosis associated with Parkinson disease. Dr. Davis received his B.S., M.S and Ph.D in Psychobiology from the University of Illinois.

Kimberly E. Vanover, Ph.D. has served as Senior Vice President, Clinical Development since November 2015 and before then served as Vice President, Clinical Development of the Company since the Merger in August 2013. Dr. Vanover joined ITI in March 2007 and has been Vice President, Clinical Development of ITI since January 2011. Previously, she was Executive Director, Clinical Development of ITI from January 2008 to December 2010 and Senior Director, Clinical Development of ITI from March 2007 to December 2007. She has spent over 20 years on the discovery and development of small molecule drugs for the treatment of neuropsychiatric and neurodegenerative diseases. Dr. Vanover was Postdoctoral Research Scientist at Lederle Laboratories from 1992 to 1994, Postdoctoral Research Trainee in the Department of Psychiatry at the University of California San Diego from 1994 to 1995, Senior Scientist and Group Leader at CoCensys from 1995 to 2000 and held positions as Group Leader and Director at ACADIA Pharmaceuticals from 2000 to 2007. In these positions, Dr. Vanover participated in the discovery and development of a broad range of new CNS therapeutics, including drugs to treat psychosis, insomnia, cognitive impairment, movement disorders, acute and neuropathic pain, anxiety, epilepsy, and drug abuse. Dr. Vanover received her B.A. in Psychology from the University of Missouri and her Ph.D. in Biopsychology from the University of Chicago.

Scientific and Medical Advisory Boards

We have a Scientific Advisory Board which is chaired by Paul Greengard, Ph.D., one of our founders. Dr. Greengard is the Vincent Astor Professor at The Rockefeller University, where he founded the Laboratory of Molecular and Cellular Neuroscience.

Dr. Greengard is a pioneer in the field of neuronal signal transduction and his seminal discoveries over the years have provided a framework by which to understand the complexity of how neurotransmitters function in the brain. He received the Nobel Prize in Physiology or Medicine (2000) for these discoveries.

We have a Medical Advisory Board which is chaired by Carol A. Tamminga, M.D. Dr. Tamminga is the Chair of the Psychiatry Department at the University of Texas Southwestern School of Medicine. She holds the McKenzie Foundation Chair in Psychiatry, the Communities Foundation of Texas, Inc. Chair in Brain Science and is the Chief of Translational Neuroscience Research in Schizophrenia.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our compensation committee designs, implements, reviews and recommends to our board of directors the approval of all compensation for our Chief Executive Officer and our other named executive officers. This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table below, or our “named executive officers,” and all material factors relevant to an analysis of these policies and decisions. Our named executive officers are:

•	Sharon Mates, Ph.D., our Chairman, President and Chief Executive Officer

•	Lawrence J. Hineline, our Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary

•	Michael I. Halstead, our Senior Vice President, General Counsel and Secretary

•	Robert E. Davis, Ph.D., our Senior Vice President and Chief Scientific Officer

•	Kimberly E. Vanover, Ph.D., our Senior Vice President, Clinical Development

Executive Summary and Corporate Background

We are a biopharmaceutical company focused on the discovery and clinical development of innovative, small molecule drugs that address underserved medical needs in neuropsychiatric and neurological disorders by targeting intracellular signaling mechanisms within the central nervous system, or CNS. ITI-007 is our lead drug development candidate with mechanisms of action that, we believe, may represent an effective treatment across multiple therapeutic indications. ITI-007 is in Phase 3 clinical development as a novel treatment for schizophrenia and bipolar depression.

The goal of our compensation committee is to ensure that our compensation programs are aligned with the interests of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive. The primary components of our executive compensation program are base salary, annual discretionary cash bonus awards and stock-based awards. We believe that these components, along with our other benefits and our commitment to career development, foster a productive, team-oriented work environment that offers our employees the flexibility and opportunity to thrive in a collaborative atmosphere and to receive meaningful rewards and recognition for their contributions to our growth and success. We view these components of compensation as related but distinct. That is, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on individual performance, Company performance, competitive compensation information in light of our recruiting and retention goals, and our view of internal equity and consistency. We believe that, as is common in the biopharmaceutical industry, stock-based awards, salary, and cash bonuses are all necessary to attract and retain employees. To date, we have not adopted any formal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation.

During 2015, we made significant progress on our clinical development and business goals. Highlights of the year are described below.

2015 Stock Price Performance

•	During the 2015 fiscal year, the price of our common stock increased approximately 205%, closing at $53.79 on December 31, 2015, up from the closing price of $17.65 on December 31, 2014.

•	The graph below shows the cumulative total stockholder return assuming the investment of $100 on December 31, 2014 in (i) our common stock, (ii) the NASDAQ Composite Index and (iii) the NASDAQ Biotechnology Index.

•	Between our initial listing on the OTC Bulletin Board in December 2013 and the end of our 2015 fiscal year, the price of our common stock increased approximately 438%.

2015 Clinical Development and Business Achievements

•	We announced positive results from the 450 patient ITI-007-301 Phase 3 clinical trial in schizophrenia. ITI-007, at a once-daily dose of 60 mg, met the primary and key secondary endpoints of the trial, demonstrating a statistically significant improvement versus placebo in schizophrenia symptoms with additional improvements observed in social function. In this Phase 3 trial, ITI-007 had a highly favorable safety and tolerability profile as evidenced by motoric, metabolic, and cardiovascular characteristics similar to placebo.

•	We progressed our ITI-007-302 Phase 3 clinical trial in schizophrenia and expect patient enrollment will be completed in the second quarter of 2016.

•	We announced results from an open-label ITI-007 positron emission tomography (PET) study in patients with schizophrenia. In this study, the dose of 60 mg of ITI-007 was associated with a mean peak striatal D2 receptor occupancy of approximately 40%, lower than that observed with most other antipsychotic drugs. We believe this differentiating pharmacological profile of ITI-007 likely contributes to its favorable clinical profile with motoric tolerability similar to placebo and without hyperprolactinemia.

•	We initiated our Phase 3 clinical development program for ITI-007 in bipolar depression. The program consists of two Phase 3 clinical trials: ITI-007-401 to evaluate ITI-007 as a monotherapy and ITI-007-402 to evaluate ITI-007 as an adjunctive therapy to lithium or valproate.

•	We continued to advance our pre-clinical programs including our long acting injectable formulation of ITI-007.

•	We continued to advance our innovative, clinical stage, phosphodiesterase (PDE) platform. The lead compound in the PDE portfolio, ITI-214, is the first selective PDE type 1 inhibitor to be studied in humans. ITI-214 has demonstrated a favorable safety profile and was generally well-tolerated in normal healthy volunteers and patients with schizophrenia across a broad range of doses in four completed Phase 1 clinical trials. We intend to pursue the development of our PDE program, including ITI-214 for the treatment of several CNS and non-CNS conditions, which may include cognition in Parkinson’s disease, cognition in Alzheimer’s disease, cognition in schizophrenia and in other non-CNS indications.

•	We successfully completed two separate follow on offerings of our common stock in March and September 2015 from which we received gross proceeds of approximately $475 million and net proceeds of approximately $449 million in the aggregate.

As of December 31, 2015, we no longer qualified as an “emerging growth company” under applicable federal securities laws. As a result, the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers and the frequency with which such votes must be conducted. Our first say-on-pay vote, with respect to the compensation of our named executive officers during 2015, and our first say-on-frequency vote, will occur at our 2016 Annual Meeting of Stockholders. As such, our disclosure in our “Compensation Discussion and Analysis” provides a detailed discussion of our executive compensation programs for our stockholders.

Compensation Principles and Objectives

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe that compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

Our compensation committee believes that compensation paid to our named executive officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the compensation committee’s objectives:

•	align executive compensation with our business objectives and corporate performance;

•	attract and retain executive officers who contribute to our company’s long-term success;

•	reward and motivate executive officers who contribute to our operating and financial performance; and

•	link executive officer compensation and stockholder interests through the grant of long-term incentives via equity awards.

Determining and Setting Executive Compensation

Our compensation committee is charged with the primary authority to determine and recommend the compensation awards available to our executive officers for approval by our board of directors. Our executive compensation package consists of the following elements, in addition to the employee benefit plans in which all employees may participate:

•	Base salary: compensation for ongoing services throughout the year.

•	Annual discretionary cash bonus awards: discretionary awards to recognize and reward achievement of corporate and individual performance.

•	Long-term equity incentive program: equity compensation to provide an incentive to our named executive officers to manage us from the perspective of an owner with an equity stake in the business.

•	Severance and change in control benefits: remuneration paid to our named executive officers in the event of a qualifying termination of employment.

To aid the compensation committee in making its determination, our Chief Executive Officer provides recommendations annually to the compensation committee regarding the compensation of all other executive officers (other than herself) based on the overall corporate achievements during the period being assessed and her knowledge of the individual contributions to our success by each of the named executive officers. The overall performance of our named executive officers as a team is reviewed annually by the compensation committee.

To assist with the analysis of executive compensation for fiscal year 2015, the compensation committee engaged Frederic W. Cook & Co., Inc., or FW Cook, an independent compensation consultant. FW Cook reports directly to the compensation committee, and the compensation committee has the sole authority to hire, fire and direct the work of FW Cook. For fiscal year 2015, FW Cook advised the compensation committee on a variety of compensation-related issues, including:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;

•	gathering data on our executive officer cash and equity compensation relative to competitive market practices;

•	gathering data on peer group short- and long-term incentive practices;

•	gathering data on peer group equity use and dilution;

•	gathering data on peer group employment contracts, change-in-control provisions, and severance provisions; and

•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with FW Cook, our compensation committee determined that FW Cook is independent, and that there is no conflict of interest resulting from retaining FW Cook currently or during fiscal year 2015. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the NASDAQ listing standards. Other than services provided to our compensation committee, FW Cook did not perform any other work for us.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by FW Cook, establishes a peer group of publicly traded, national and regional companies in the biopharmaceutical industries that is selected based on a balance of the following criteria:

•	companies whose number of employees, stage of development, relative complexity of clinical trials, revenue and market capitalization are similar, though not necessarily identical, to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, the peer group that our compensation committee used to determine the fiscal 2015 base salaries and equity incentive awards for our named executive officers was identified by FW Cook and approved by our compensation committee, and was comprised of the following companies: ACADIA Pharmaceuticals, Inc., Amicus Therapeutics, Inc., CytRx Corporation, Exelixis, Inc., Immunomedics, Inc., Infinity Pharmaceuticals, Inc., Neurocrine Biosciences, Inc., Omeros Corporation, Orexigen Therapeutics, Inc., Pain Therapeutics, Inc., Sangamo BioSciences, Inc., Synta Pharmaceuticals Corp., Threshold Pharmaceuticals, Inc. and Vanda Pharmaceuticals Inc. For use in determining the fiscal 2015 discretionary cash bonus awards and the fiscal 2016 base salaries of our named executive officers, our compensation committee engaged FW Cook and, upon a recommendation from FW Cook and the compensation committee’s evaluation of our business and the companies against which we compete for executive talent, the committee updated our peer group to consist of the following companies to reflect our advancement towards potential commercialization and other metrics: ACADIA Pharmaceuticals, Inc., bluebird bio, Inc., DepoMed, Inc. FibroGen, Inc., Kite Pharma, Inc., Ligand Pharmaceuticals Incorporated, Neurocrine Biosciences Inc., Opthotech Corporation, PCT Therapeutics, Inc., Puma Biotechnology, Inc., Radius Health, Inc., Sage Therapeutics, Inc. and Sarepta Therapeutics, Inc.

We believe that the compensation practices of our peer groups provided us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers during the applicable periods. Notwithstanding the similarities of the peer groups to our company, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, or with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions. Accordingly, in 2015, our compensation committee generally targeted compensation for our executive officers as follows:

•	base salaries at approximately the 50th percentile of the salaries in our 2015 peer group;

•	annual cash bonus award opportunities at approximately the 50th percentile of our 2015 peer group;

•	total annual equity incentive awards, provided predominately in the form of stock options with value tied to stock price appreciation, at or above the 50th percentile of our 2015 peer group; and

•	total compensation for our executives is targeted at the 50th percentile of compensation paid to similarly situated executives of the companies in our 2015 peer group.

Our compensation committee may consider other criteria, with input from our Chief Executive Officer, including market factors, the experience level of the executive and the executive’s performance against established corporate goals, the compensation committee members’ collective understanding of compensation practices in the biopharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and compensation committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies, in determining variations to this general target range.

Other Key Performance Factors in Determining Executive Compensation

As the biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous approval phase involving human testing and governmental regulatory approval, many of the traditional benchmarking metrics, such as product sales, revenues and profits are inappropriate for a development-stage biopharmaceutical company, such as our company. Instead, the specific performance factors our compensation committee considers when determining the compensation of our named executive officers include:

•	initiation and progress of clinical trials for our product candidates;

•	achievement of regulatory milestones;

•	establishment and maintenance of key strategic relationships and new business initiatives including financings; and

•	development of organizational capabilities and managing our growth.

These performance factors are considered by our compensation committee in connection with our annual performance reviews described below and are a critical component in the determination of annual cash bonus and equity incentive awards for our executives.

Elements of Executive Compensation

Base Salaries

Dr. Mates and Mr. Hineline have been executive officers since ITI was launched in 2002. Dr. Vanover joined ITI in 2007. Their compensation was initially established to reflect their positions when they joined ITI, and has evolved as we have grown. Mr. Halstead and Dr. Davis joined us as executive officers after we became a publicly-traded company, and their initial compensation was the result of arms-length negotiations.

From 2005 until he joined the Company as an executive officer in November 2015, Dr. Davis was a consultant to the Company on research and development related matters and most recently received cash compensation of $20,000 per month and has received discretionary equity grants since 2005. In light of Dr. Davis’ extensive industry experience, contributions and performance as a consultant and the Company’s growth, we determined it would be beneficial to the Company to offer him a full time position as Senior Vice President, Chief Scientific Officer in November 2015.

Base salaries of our named executive officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each named executive officer is recommended by our compensation committee and approved by our board of directors. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

In December 2014, at the recommendation of the compensation committee, our board of directors approved base salary increases for each of our named executive officers, other than Dr. Davis who was not then an employee of the Company, each effective January 1, 2015. In December 2015, at the recommendation of the compensation committee, our board of directors approved additional base salary increases for each of our named executive officers, other than Dr. Davis who became an employee of the Company in November 2015, each effective January 1, 2016. The following table shows each named executive officer’s annual base salary prior to and after the increases:

Name	2014 Annual Base Salary ($)		2015 Annual Base Salary ($)		2016 Annual Base Salary ($)
Sharon Mates, Ph.D.	636,000		655,080		681,283
Lawrence J. Hineline	309,000		358,000		400,000
Michael I. Halstead	375,000	(1)	425,000		442,000
Robert E. Davis, Ph.D.	—		400,000	(2)	400,000
Kimberly E. Vanover, Ph.D.	302,600		340,000		375,000

(1)	Mr. Halstead became employed by the Company on July 29, 2014.
(2)	Dr. Davis became employed by the Company on November 4, 2015.

The compensation committee recommended, and the board of directors determined to approve, these base salary increases to reward the executives for their significant contributions to the development of the Company, as well as to bring their salaries in line with competitive positions (as determined based on the compensation committee’s review of the compensation survey data provided by FW Cook in December 2014 and December 2015).

The actual base salaries paid to all of our named executive officers during 2015 are set forth in the “Summary Compensation Table” below.

Annual Bonuses

Cash bonuses are intended to provide incentives to drive company-wide performance. Each of our named executive officers is eligible to receive an annual discretionary cash bonus. The determination of the amount of annual bonuses paid to our named executive officers generally reflects a number of considerations by the compensation committee acting in their discretion, including, among other things, the performance of the Company and a subjective evaluation of the individual contribution and performance of each named executive officer. Bonus determinations are not formulaic and no particular weight is assigned to any of the factors considered by the compensation committee.

In 2015, in accordance with the approach described above, the board of directors, as recommended by the compensation committee, awarded the following cash bonuses to our named executive officers:

Name	Bonus ($)		Percentage of 2015 Annual Base Salary (%)
Sharon Mates, Ph.D.	786,096		120%
Lawrence J. Hineline	214,800		60%
Michael I. Halstead	255,000		60%
Robert E. Davis, Ph.D.	160,000	(1)	40%
Kimberly E. Vanover, Ph.D.	231,200		68%

(1)	Dr. Davis acted as a consultant to the Company during 2015 until he became employed by the Company on November 4, 2015 and was awarded a bonus in December 2015 in recognition of his service during the year.

Equity Awards

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, Company performance, retention considerations, prior financial contributions to us and the size of prior grants.

To reward and retain our named executive officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time.

The exercise price of each stock option grant is at the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the grant date. Stock option awards typically vest annually over a three-year period. We believe this vesting schedule appropriately encourages continued service with the Company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

We generally use stock options to compensate our named executive officers both in the form of initial stock option grants in connection with the commencement of employment and additional annual stock option grants. In addition, we also use annual grants of restricted stock units to compensate our named executive officers beginning in January 2016 with respect to all of our named executive officers except for Dr. Davis, who received a grant of restricted stock units in December 2015 following the commencement of his employment with us. Restricted stock unit awards typically vest annually over a three-year period. The use of restricted stock unit awards reduces the dilutive effect of the incentive equity awards made to management and provides additional retention incentive. We have not established a formula or program for determining the size of any equity award, including any annual stock option grants or restricted stock unit awards, and our compensation committee retains discretion to make such awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

During 2015 and 2016, we made the following grants of stock options to our named executive officers:

Name	2015 Stock Option Grants (# of Shares)		2016 Stock Option Grants (# of Shares)
Sharon Mates, Ph.D.	228,380		86,003
Lawrence J. Hineline	72,120		40,472
Michael I. Halstead	88,146		40,472
Robert E. Davis, Ph.D.	47,801	(1)	—
Kimberly E. Vanover, Ph.D.	72,120		20,236

(1)	Dr. Davis became employed by the Company on November 4, 2015 and was granted options to purchase 22,230 shares of common stock in connection with the commencement of his employment. Dr. Davis also was granted options to purchase 25,571 shares of common stock on January 2, 2015 in recognition of his past services.

During 2015 and 2016, we made the following grants of restricted stock units to our named executive officers:

Name	2015 Restricted Stock Unit Grants (# of Shares)		2016 Restricted Stock Unit Grants (# of Shares)
Sharon Mates, Ph.D.	—		19,811
Lawrence J. Hineline	—		9,323
Michael I. Halstead	—		9,323
Robert E. Davis, Ph.D.	5,272	(1)	—
Kimberly E. Vanover, Ph.D.	—		4,661

(1)	Dr. Davis became employed by the Company on November 4, 2015 and was granted the restricted stock units in connection with the commencement of his employment.

Severance and Change in Control Arrangements

Each of the employment agreements of our named executive officers provides that the named executive officer is eligible to receive severance payments and benefits upon an involuntary termination of employment in connection with a change in control of our company. We believe that this protection serves to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provides the business with a smooth transition in the event of such a termination of employment in connection with a transaction. This severance and change in control arrangement is designed to retain our named executive officers in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the severance provisions contained in our named executive officers’ employment agreements, see “Potential Payments Upon Termination or Change-in-Control” below.

Other Elements of Compensation and Perquisites

Our named executive officers also entitled to additional benefits and perquisites that are also available to all of our full-time employees. All of our full-time employees, including our named executive officers, are eligible to participate in our 401(k) plan. For all of our full-time employees, we make a matching contribution of up to 50% on the first 6% of contributions made by participants. We also pay the premiums of a term life insurance policy to benefit each of our full-time employees, including our named executive officers, with a face value of $150,000. In addition, all of our full-time employees, including our named executive officers, benefit from participation in our health and welfare plans.

Section 280G of the Code

Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Other than the following existing arrangements, we do not expect to provide any of our named executive officers with the right to receive tax gross-up payments for any parachute payment excise taxes. Under each of their employment agreements, Dr. Mates and Mr. Hineline are entitled to a gross-up payment that will make her or him whole in the event that any parachute payment excise taxes are imposed on her or him. This arrangement has been in place since we were a private company. We provide this protection to Dr. Mates and Mr. Hineline to help ensure that they will be properly incentivized in the event of a potential change in control of the Company to maximize shareholder value in a transaction without concern for potential consequences of the transaction to her or him.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

Members of the Intra-Cellular Therapies, Inc.

Compensation Committee

Joel S. Marcus (Chairman)

Christopher Alafi, Ph.D.

Rory B. Riggs

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

Consistent with SEC disclosure requirements, we have assessed our compensation policies, practices and awards, and have concluded that our compensation policies, practices and awards do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management assessed our compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. We do not have any programs where the ability of a participant may directly affect variability or timing of payout. Rather, our compensation programs include a combination of fixed base salaries, discretionary cash bonuses, long-term incentive awards, and employee retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees. The compensation policies and practices are substantially the same.

Based on the foregoing, we believe that our compensation policies, practices and awards do not create risks that are likely to have a material adverse effect on the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the last three fiscal years ended December 31, 2015, 2014 and 2013, to our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. These executive officers are referred to as our “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total($)
Sharon Mates, Ph.D.	2015	655,080	786,096		—	2,771,049	8,742	4,220,967
Chairman, President and	2014	636,000	318,000		—	2,400,160	8,592	3,362,752
Chief Executive Officer	2013	611,900	500,000		—	115,000	8,442	1,235,342

Lawrence J. Hineline	2015	358,000	214,800		—	875,068	8,466	1,456,334
Vice President of	2014	309,000	77,250		—	600,040	8,316	994,606
Finance, Chief Financial Officer, Treasurer and Assistant Secretary	2013	257,500	100,000		—	23,000	8,166	388,666

Michael I. Halstead(4)	2015	425,000	255,000		—	1,069,519	7,408	1,756,927
Senior Vice President,	2014	160,577	46,875		—	986,910	40	1,194,402
General Counsel and Secretary

Robert E. Davis, Ph.D.(5)	2015	62,308	160,000	(6)	299,977	1,175,063	218,127	1,915,475
Senior Vice President and
Chief Scientific Officer

Kimberly E. Vanover, Ph.D.	2015	340,000	231,200		—	875,068	8,130	1,454,398
Senior Vice President, Clinical	2014	302,600	75,650		—	1,200,080	7,980	1,586,310
Development	2013	260,600	17,500		—	23,000	7,830	308,930

(1)	The restricted stock units granted in 2015 to Dr. Davis were in connection with the commencement of his employment with the Company in 2015. This amount represents the aggregate grant date fair value of the restricted stock units granted to Dr. Davis, computed in accordance with FASB ASC Topic 718. See Note 4 to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for details as to the assumptions used to calculate the fair value of the stock awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K.
(2)	The options granted in 2015 to Dr. Mates, Mr. Hineline, Mr. Halstead and Dr. Vanover were for each named executive officer’s performance in 2014. Dr. Davis became employed by the Company on November 4, 2015 and was granted options in connection with the commencement of his employment and options to purchase shares of common stock on January 2, 2015 in recognition of his prior services. These amounts represent the aggregate grant date fair value of the option awards granted to our named executive officers, computed in accordance with FASB ASC Topic 718. See Note 4 to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for details as to the assumptions used to calculate the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K.
(3)

For the fiscal year ended December 31, 2015, consists of $792 for Dr. Mates, $516 for Mr. Hineline, $120 for Mr. Halstead, $127 for Dr. Davis and $180 for Dr. Vanover in life insurance premiums we paid for a term life insurance policy to benefit the named executive officer with a face value of $150,000; $218,000 in fees for consulting services provided by Dr. Davis during 2015 prior to the commencement of his employment with us; and the balance in matching contributions under our 401(k) plan. For the fiscal year ended December 31, 2014, consists of $792 for Dr. Mates, $516 for Mr. Hineline, $40 for Mr. Halstead and $180 for Dr. Vanover in life insurance premiums we paid for a term life insurance policy to benefit the named executive officer with a face value of $150,000 and the balance in matching contributions under our 401(k) plan. For the fiscal year ended December 31, 2013, consists of $792 for Dr. Mates, $516 for Mr. Hineline and $180 for Dr. Vanover in life insurance premiums we paid for a term life insurance policy to benefit the named executive officer with a face value of $150,000, and the balance in matching contributions under our 401(k) plan.
(4)	Mr. Halstead became employed by the Company on July 29, 2014.
(5)	Dr. Davis became employed by the Company on November 4, 2015.
(6)	Dr. Davis received a bonus of $160,000 for his performance as a consultant during the fiscal year ended December 31, 2015.

2015 Fiscal Year Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards that we made during the fiscal year ended December 31, 2015 to each of our named executive officers. We did not grant any non-equity incentive plan awards during the fiscal year ended December 31, 2015.

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Sharon Mates, Ph.D.	1/2/2015	—	228,380	17.57	2,771,049
Lawrence J. Hineline	1/2/2015		72,120	17.57	875,068
Michael I. Halstead	1/2/2015		88,146	17.57	1,069,519
Robert E. Davis, Ph.D.	1/2/2015		25,571	17.57	299,999
	12/4/2015		22,230	56.90	875,064
	12/4/2015	5,272			299,977
Kimberly E. Vanover, Ph.D.	1/2/2015		72,120	17.57	875,068

(1)	The exercise price is equal to the fair market value of our common stock, which is the closing price per share of our common stock as reported by the NASDAQ Global Select Market on the grant date.
(2)	These amounts represent the aggregate grant date fair value for option awards and restricted stock unit awards granted to our named executive officers, computed in accordance with FASB ASC Topic 718. See Note 4 to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for details as to the assumptions used to calculate the fair value of the option awards and restricted stock unit awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Sharon Mates, Ph.D.

We entered into an employment agreement with Dr. Mates in February 2008, who has been our President and Chief Executive Officer since 2002. The agreement provides for an annual salary of $503,000 effective in February 2008, subject to our annual review and adjustment in the discretion of our board of directors, and that Dr. Mates is eligible for bonus payments and stock options as may be awarded by our board of directors. In addition, her employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times her base salary; however, we paid a premium on a life insurance policy with a face value of $150,000, to which she assented. The employment agreement also provides that Dr. Mates is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-

term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Dr. Mates provides notice that we or she, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Dr. Mates is entitled to certain benefits in connection with a termination of her employment or a change of control as discussed below under “—Potential Payments upon Termination or Change of Control.”

Lawrence J. Hineline

We entered into an employment agreement with Mr. Hineline in February 2008, who has been our Vice President of Finance, Chief Financial Officer and Treasurer since 2002 and was our Secretary from 2002 to 2014. The agreement provides for an annual salary of $216,400 effective in February 2008, subject to our annual review and adjustment in the discretion of our board of directors, and that Mr. Hineline is eligible for bonus payments and stock options as may be awarded by our board of directors. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times his base salary; however, we paid a premium on a life insurance policy with a face value of $150,000, to which he assented. The employment agreement also provides that Mr. Hineline is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Mr. Hineline provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Mr. Hineline is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change of Control.”

Michael I. Halstead

We entered into an employment agreement with Mr. Halstead in August 2015, who has been our Senior Vice President, General Counsel and Secretary since July 2014. The agreement provides for an annual salary of $425,000, subject to our annual review and adjustment in the discretion of our board of directors, and that Mr. Halstead is eligible for bonus payments and equity grants as may be awarded by our board of directors. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000. The employment agreement also provides that Mr. Halstead is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Mr. Halstead provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Mr. Halstead is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change of Control.”

Robert E. Davis, Ph.D.

We entered into an employment agreement with Dr. Davis in November 2015, when he became our Senior Vice President and Chief Scientific Officer. Prior to that, Dr. Davis was a consultant to the Company since 2005. The agreement provides for an annual salary of $400,000, subject to our annual review and adjustment in the discretion of our board of directors, and that Dr. Davis is eligible for bonus payments and equity grants as may be awarded by our board of directors. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000. The employment agreement also provides that Dr. Davis is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Dr. Davis provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Prior to joining us as Senior Vice President and Chief Scientific Officer in November 2015, Dr. Davis received cash consulting compensation of $20,000 per month in 2015 and has received discretionary equity grants since 2005.

Dr. Davis is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change of Control.”

Kimberly E. Vanover, Ph.D.

We entered into an employment agreement with Dr. Vanover in November 2015, who has served as Senior Vice President, Clinical Development since November 2015 and joined ITI in March 2007. The agreement provides for an annual salary of $340,000, subject to our annual review and adjustment in the discretion of our board of directors, and that Dr. Vanover is eligible for bonus payments and equity grants as may be awarded by our board of directors. In addition, her employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000. The employment agreement also provides that Dr. Vanover is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Dr. Vanover provides notice that we or she, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Dr. Vanover is entitled to certain benefits in connection with a termination of her employment or a change of control as discussed below under “—Potential Payments upon Termination or Change of Control.”

Pursuant to their respective proprietary information, inventions, and non-competition agreements, Dr. Mates, Mr. Hineline, Mr. Halstead, Dr. Davis and Dr. Vanover have agreed to not (i) solicit customers, consultants, contractors or employees of ours for a period of one year after the termination of her or his employment or (ii) compete with us for a period of one year after the later of the termination of her or his employment or the date a court of competent jurisdiction enters an order enforcing the non-competition provision.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Sharon Mates, Ph.D.	18,750	0		$1.50	12/12/2017
	50,000	0		$1.50	12/18/2018
	50,000	0		$2.74	6/10/2020
	50,000	0		$2.74	12/21/2020
	50,000	0		$2.84	4/30/2022
	50,000	0		$3.26	5/31/2023
	133,320	66,680	(3)	$16.86	6/30/2024
	0	228,380	(4)	$17.57	1/2/2025

Lawrence J. Hineline.	10,000	0		$2.74	6/10/2020
	10,000	0		$2.74	12/21/2020
	10,000	0		$2.84	4/30/2022
	10,000	0		$3.26	5/31/2023
	33,330	16,670	(3)	$16.86	6/30/2024
	0	72,120	(4)	$17.57	1/2/2025

Michael I. Halstead.	33,330	66,670	(5)	$13.86	7/29/2024
	0	88,146	(4)	$17.57	1/2/2025

Robert E. Davis, Ph.D.	5,000	0		$2.74	6/10/2020	5,272	(8)	$283,581
	5,000	0		$2.74	12/21/2020
	5,000	0		$2.84	4/30/2022
	5,000	0		$3.26	5/31/2023
	75,000	0	(6)	$16.86	6/30/2024
	0	25,571	(4)	$17.57	1/2/2025
	0	22,230	(7)	$56.90	12/4/2025

Kimberly E. Vanover, Ph.D.	5,000	0		$1.36	12/5/2016
	10,000	0		$1.50	12/12/2017
	3,750	0		$1.50	12/18/2018
	3,500	0		$2.74	6/10/2020
	7,500	0		$2.74	12/21/2020
	10,000	0		$2.84	4/30/2022
	10,000	0		$3.26	5/31/2023
	66,660	33,340	(3)	$16.86	6/30/2024
	0	72,120	(4)	$17.57	1/2/2025

(1)	All options have a ten year term from the date of grant.
(2)	The market value of the stock awards is based on the fair value price of our common stock of $53.79 per share at December 31, 2015.
(3)	Each option to purchase our common stock that expires on June 30, 2024 vested as to 1/3 of the shares on December 13, 2014 and 1/3 of the shares on December 13, 2015 and will vest as to 1/3 of the shares on December 13, 2016.

(4)	Each option to purchase our common stock that expires on January 2, 2025 vested as to 1/3 of the shares on January 2, 2016 and will vest as to 1/3 of the shares on January 2, 2017 and 1/3 of the shares on January 2, 2018.
(5)	This option to purchase our common stock that expires on July 29, 2024 vested as to 1/3 of the shares on July 29, 2015 and will vest as to 1/3 of the shares on July 29, 2016 and 1/3 of the shares on July 29, 2017.
(6)	This option to purchase our common stock that expires on June 30, 2024 vested on June 30, 2015.
(7)	Each option to purchase our common stock that expires on December 4, 2025 will vest as to 1/3 of the shares on December 4, 2016, 1/3 of the shares on December 4, 2017 and 1/3 of the shares on December 4, 2018.
(8)	The restricted stock units vest as to 1/3 of the shares on December 4, 2016, 1/3 of the shares on December 4, 2017 and 1/3 of the shares on December 4, 2018.

Option Exercises and Stock Vested in 2015

The following table shows information regarding exercises of options to purchase our common stock by each of our named executive officers during the fiscal year ended December 31, 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Sharon Mates, Ph.D.	68,750	3,626,682
Lawrence J. Hineline	47,500	2,421,058
Michael I. Halstead	—	—
Robert E. Davis, Ph.D.	—	—
Kimberly E. Vanover, Ph.D.	—	—

(1)	Amounts shown in this column do not represent actual value realized from the sale of the shares acquired upon exercise of options because a portion of the shares were not sold on exercise but continue to be held by the executive officer exercising the option.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

We have agreed to provide severance and change of control payments and benefits to our named executive officers under specified circumstances, as described below:

Sharon Mates, Ph.D.

If Dr. Mates’ employment is terminated for any reason, she will be entitled to compensation and benefits through the last day of her employment, including accrued but untaken vacation. If her employment is terminated due to her death or disability, we will also pay her or her estate the compensation which would otherwise have been payable to her through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If her employment is terminated without cause by us or she terminates her employment for good reason, she will receive the following severance benefits following her employment termination, on condition that she executes a general release in our favor: (a) payment of 12 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release she executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to her termination; and (c) all of her unvested stock options will become fully vested and exercisable. Dr. Mates will also be entitled to such severance benefits if we elect not to renew her employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Mates executing a general release in favor of us, returning all our property, and complying with her employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Mates will not be eligible for such severance benefits if she or we wish to renew the agreement on different terms than those contained in her employment agreement. In the event of a change of control, all of her unvested stock options will immediately vest. If her employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, she terminates her employment for good reason during such period, or she terminates her employment for any reason within one month following a change of control, she will be eligible for the following severance benefits following her employment termination: (a) payment of 18 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release, and (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to her termination. In addition, we have agreed to pay a tax gross-up to Dr. Mates if any amounts payable by us (or a successor) to her become subject to excise taxes under Sections 280G and 4999 of the Code. Such severance benefits following a change of control are payable on condition that she executes a general release in favor of us, returns all our property and complies with her post-termination obligations under her employment agreement, her proprietary information, inventions, and non-competition agreement, and her general release.

The following table sets out the estimated potential payments upon termination or a change in control for Dr. Mates, based on the assumptions discussed above and assuming such event occurred on December 31, 2015:

Dr. Mates
Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by
the Company (Other than for Death or
Disability) or by the  Executive for Good
Reason Within 3 Months Before or 12
Months Following a Change in Control
or by Executive for any Reason Within
One Month
Following a Change in
			Control ($)
Severance benefits:
Lump sum payment(1)	1,328,741		1,656,281
Healthcare benefits	12,367		18,550
Acceleration of equity awards:
Market value of equity vesting on termination(2)	10,734,416	10,734,416	10,734,416
280G Tax Gross-Up(3)	—		—
Total Payment	12,075,524	10,734,416	12,409,247

(1)	Includes $355,661 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of her employment agreement or termination due to death or disability effective December 31, 2015, Dr. Mates would be entitled to accrued vacation of $355,661.
(2)	Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Dr. Mates as of December 31, 2015 is included in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table.
(3)	Based on these assumptions, Dr. Mates’ payments would not result in a tax gross-up payment to her. However, the amount of the tax gross-up, if any, that would arise would depend upon the facts and circumstances at the time of a change in control and any related employment termination.

Lawrence J. Hineline.

If Mr. Hineline’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested stock options will become fully vested and exercisable. Mr. Hineline will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Hineline executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Hineline will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. In the event of a change of control, all of his unvested stock options will immediately vest. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, he terminates his employment for good reason during such period, or he terminates his employment for any reason within one month following a change of control, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release, and (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination. In addition, we have agreed to pay a tax gross-up to Mr. Hineline if any amounts payable by us (or a successor) to him become subject to excise taxes under Sections 280G and 4999 of the Code. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Mr. Hineline, [based on the assumptions discussed above and] assuming such event occurred on December 31, 2015:

Mr. Hineline
Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company
(Other than for Death or
Disability) or by the
Executive for Good Reason
Within 3 Months Before or
12 Months Following a
Change in Control or by
Executive for any Reason
Within One Month Following
a Change in Control
			($)
Severance benefits:
Lump sum payment(1)	574,875		753,875
Healthcare benefits	23,725		35,587
Acceleration of equity awards:
Market value of equity vesting on termination(2)	3,227,810	3,227,810	3,227,810
280G Tax Gross-Up(3)	—		—
Total Payment	3,826,410	3,227,810	4,017,272

(1)	Includes $139,625 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 31, 2015, Mr. Hineline would be entitled to accrued vacation of $139,625.
(2)	Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Mr. Hineline as of December 31, 2015 is included in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table.
(3)	Based on these assumptions, Mr. Hineline’s payments would not result in a tax gross-up payment to him. However, the amount of the tax gross-up, if any, that would arise would depend upon the facts and circumstances at the time of a change in control and any related employment termination.

Michael I. Halstead

If Mr. Halstead’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor, returns all our property, and complies with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Mr. Halstead will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Halstead executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Halstead will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, he terminates his employment for good reason during such period, or he terminates his employment for any reason within one month following a change of control, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release, (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination, and (c) all of his unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Mr. Halstead, based on the assumptions discussed above and assuming such event occurred on December 31, 2015:

Mr. Halstead
Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by
the Company (Other
than for Death or
Disability) or by the
Executive for Good
Reason Within 3
Months Before or 12
Months Following a
Change in Control or
by Executive for any
Reason Within
One Month Following
a Change in Control
		($)
Severance benefits:
Lump sum payment	471,875	684,375
Healthcare benefits	25,460	38,191
Acceleration of equity awards:
Market value of equity vesting on termination(1)	5,854,781	5,854,781
Total Payment	6,352,116	6,577,347

(1)	Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Mr. Halstead as of December 31, 2015 is included in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table.

Robert E. Davis, Ph.D.

If Dr. Davis’ employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor, returns all our property, and complies with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Dr. Davis will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Davis executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Davis will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, he terminates his employment for good reason during such period, or he terminates his employment for any reason within one month following a change of control, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release, (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination, and (c) all of his unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Dr. Davis, based on the assumptions discussed above and assuming such event occurred on December 31, 2015:

Dr. Davis
Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by
the Company
(Other than for
Death or Disability)
or by the Executive
for Good Reason
Within 3 Months
Before or 12
Months Following
a Change in
Control or by
Executive for any
Reason Within One
Month Following a
Change in Control
		($)
Severance benefits:
Lump sum payment	400,000	600,000
Healthcare benefits
Acceleration of equity awards:
Market value of equity vesting on termination(1)	1,209,763	1,209,763
Total Payment	1,609,763	1,809,763

(1)	Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Dr. Davis as of December 31, 2015 is included in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table.

Kimberly E. Vanover, Ph.D.

If Dr. Vanover’s employment is terminated for any reason, she will be entitled to compensation and benefits through the last day of her employment, including accrued but untaken vacation. If her employment is terminated due to her death or disability, we will also pay her or her estate the compensation which would otherwise have been payable to her through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If her employment is terminated without cause by us or she terminates her employment for good reason, she will receive the following severance benefits following her employment termination, on condition that she executes a general release in our favor, returns all our property, and complies with her employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release she executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to her termination; and (c) all of her unvested equity grants will immediately vest. Dr. Vanover will also be entitled to such severance benefits if we elect not to renew her employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Vanover executing a general release in our favor, returning all our property, and complying with her employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Vanover will not be eligible for such severance benefits if she or we wish to renew the agreement on different terms than those contained in her employment agreement. If her employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, she terminates her employment for good reason during such period, or she terminates her employment for any reason within one month following a change of control, she will be eligible for the following severance benefits following her employment termination: (a) payment of 18 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release, (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to her termination, and (c) all of her unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that she executes a general release in favor of us, returns all our property and complies with her post-termination obligations under her employment agreement, her proprietary information, inventions, and non-competition agreement, and her general release.

The following table sets out the estimated potential payments upon termination or a change in control for Dr. Vanover, based on the assumptions discussed above and assuming such event occurred on December 31, 2015:

Dr. Vanover
Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by
the Company (Other than for
Death or Disability) or
by the Executive
for Good Reason
Within 3 Months Before or
12 Months Following a
Change in Control or by
Executive for any Reason
Within One Month
Following a Change in
Control
		($)
Severance benefits:
Lump sum payment(1)	466,526	636,526
Healthcare benefits	1,009	1,513
Acceleration of equity awards:
Market value of equity vesting on termination (2)	3,843,433	3,843,433
Total Payment	4,310,968	4,481,472

(1)	Includes $50,876 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of her employment agreement or termination due to death or disability effective December 31, 2015, Dr. Vanover would be entitled to accrued vacation of $50,876.
(2)	Amounts do not include the value associated with vested stock options. Information about all stock options and other unvested equity awards held by Dr. Vanover as of December 31, 2015 is included in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table.

For purposes of severance payments, “good reason” is defined as the executive resigning after the occurrence of one of the following events without the executive’s written consent:

•	the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position;

•	a reduction by the Company in the executive’s annual base salary of 5% or greater;

•	a material change in the geographic location at which the executive is required to perform services; or

•	material breach by the Company of any material provision of the executive’s employment agreement.

The executive must provide us with written notice within 60 days after the occurrence of a good reason event, and we have 30 days to correct the event after receipt of the notice.

For purposes of severance payments, “cause” is defined as a termination by us after the occurrence of one of the following events:

•	a good faith finding by the Company that the executive has engaged in gross negligence or gross misconduct that is materially injurious to the Company;

•	the executive’s conviction of a felony or crime involving fraud or embezzlement of Company property;

•	the executive’s material breach of the executive’s employment agreement which, if curable, has not been cured by the executive within 60 days after he or she receives written notice from the Company stating with reasonable specificity the nature of the breach;

•	material breach of fiduciary duty; or

•	refusal to follow or implement a clear and reasonable directive of our board of directors as a whole, provided that such directive is ethical and legal and which refusal, if curable, has not been cured by the executive within 60 days after she or he receives written notice from the Company stating with reasonable specificity the nature of such refusal.

For purposes of severance payments, the determination of “disability” will occur when the executive is unable due to a physical or mental condition to perform the essential functions of his or her position with or without reasonable accommodation for 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, or based on the written certification by a licensed physician of the likely continuation of such condition for such period.

For purposes of severance payments, a “change in control” means:

•	a sale, lease or other disposition of all or substantially all of the assets of the Company;

•	a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity (and its parent) following the consolidation, merger or reorganization; or

•	any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of 50% of the Company’s outstanding voting power is transferred.

Notwithstanding the foregoing, a “change in control” will not be deemed to occur on account of the sale or acquisition of the Company’s capital stock by institutional investors or venture capital firms for the primary purpose of obtaining financing for the Company.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2015 to each of our directors, other than Dr. Mates who does not receive compensation for her service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards(2) ($)	Total ($)
Christopher Alafi, Ph.D.(3)	41,942	355,408	397,350
Richard Lerner, M.D.(4)	40,400	355,408	395,808
Joel S. Marcus(5)	42,916	355,408	398,324
Rory Riggs(6)	42,417	355,408	397,825
Robert L. Van Nostrand(7)	44,923	355,408	400,331

(1)	These amounts represent the amount of cash fees that each non-employee director elected to receive as fully vested shares of common stock as described below under “—Director Compensation Policy,” except that Mr. Van Nostrand elected to receive $30,000 of his cash fees as fully vested shares of common stock and the remainder of such fees in cash.
(2)	These amounts represent the aggregate grant date fair value for option awards granted to our directors, computed in accordance with FASB ASC Topic 718. See Note 4 to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for details as to the assumptions used to calculate the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K.
(3)	As of December 31, 2015, Dr. Alafi held options to purchase 69,375 shares of our common stock, of which options to purchase 49,375 shares were vested.
(4)	As of December 31, 2015, Dr. Lerner, individually, held no options to purchase shares of our common stock. The Lerner Family Trust UAD 11/14/94, or the Lerner Family Trust, held options to purchase 145,000 shares of our common stock, of which options to purchase 125,000 shares were vested. Dr. Lerner shares voting and investment control with respect to the options held by the Lerner Family Trust.
(5)	As of December 31, 2015, Mr. Marcus held options to purchase 135,000 shares of our common stock, of which options to purchase 115,000 shares were vested.
(6)	As of December 31, 2015, Mr. Riggs held options to purchase 60,000 shares of our common stock, 30,000 of which were vested.
(7)	As of December 31, 2015, Mr. Van Nostrand held options to purchase 60,000 shares of our common stock, 30,000 of which were vested.

Director Compensation Policy

In June 2014, our board of directors adopted the non-employee director compensation policy, or our director compensation policy. The policy is designed to seek to ensure that the compensation aligns our non-employee directors’ interests with the long-term interests of our stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our non-employee directors are fairly compensated. Directors who are also our employees, such as Dr. Mates, will not receive additional compensation for their services as directors.

Pursuant to our director compensation policy, in each year of a non-employee director’s tenure, the director is granted a non-qualified stock option to purchase 20,000 shares of our common stock on the date of our annual meeting of stockholders (or the first business day of our third fiscal quarter if there has been no annual meeting of stockholders by such date). Upon the initial election or appointment to the board of directors, new non-employee directors are granted a non-qualified stock option to purchase 20,000 shares of our common stock. All annual and initial stock option grants to our non-employee directors under the director compensation policy fully vest on the one year anniversary of the grant date and fully vest immediately prior to a change of control, as defined in our director compensation policy.

In addition, pursuant to our director compensation policy, until March 30, 2016, each non-employee director is paid an annual retainer of $30,000, or $50,000 in the case of the chairperson, for their services. Committee members receive additional annual retainers as follows:

Committee	Chairman	Member
Audit Committee	$15,000	$7,500
Compensation Committee	10,000	5,000
Nominating and Governance Committee	7,000	3,000

On March 30, 2016, our director compensation policy was amended to increase the annual retainers as follows: each non-employee director is paid an annual retainer of $40,000, or $50,000 in the case of the chairperson, for their services. Committee members receive additional annual retainers as follows:

Committee	Chairman	Member
Audit Committee	$20,000	$10,000
Compensation Committee	15,000	8,000
Nominating and Governance Committee	10,000	5,000

Cash fees payable to our non-employee directors are paid quarterly. Upon the initial election or appointment to the board of directors, new non-employee directors receive a pro rata portion of his or her cash fee for the quarter in which he or she was first elected or appointed. In lieu of all or a portion of the annual cash fees, each non-employee director may elect to receive fully-vested shares of common stock or a fully-vested non-qualified stock option under the 2013 Equity Incentive Plan for the equivalent value of the cash fees due. The number of shares of fully-vested common stock will be calculated by dividing the cash fees by the fair market value of our common stock as determined under the 2013 Equity Incentive Plan on the last business day of the applicable fiscal quarter. The number of shares of common stock underlying the stock option will be calculated by determining the number of shares that is equivalent to the cash fees due as determined using the Black-Scholes value applicable to our stock option grants calculated on the last business day of the applicable fiscal quarter.

We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors and in connection with other business related to our board of directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	2,737,657	(1)	$13.72	3,621,163	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,737,657	(1)	$13.72	3,621,163	(2)

(1)	Consists of options to purchase 756,544 shares outstanding under the 2003 Equity Incentive Plan and options to purchase 1,981,113 shares outstanding under the 2013 Equity Incentive Plan at December 31, 2015.
(2)	Consists of 3,621,163 shares reserved under the 2013 Equity Incentive Plan as of December 31, 2015. Does not include up to an additional 756,544 shares reserved under the 2013 Equity Incentive Plan solely after the cancellation or expiration of any unexercised stock options outstanding under the 2003 Equity Incentive Plan that we assumed in the Merger, subject to adjustment as provided in the plan. The 2003 Equity Incentive Plan terminated by its terms in July 2013. As a result of such termination, no additional awards may be granted under the 2003 Equity Incentive Plan, but equity awards previously granted under the 2003 Equity Incentive Plan will remain outstanding and continue to be governed by the terms of the 2003 Equity Incentive Plan.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of The NASDAQ Stock Market, has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the board of directors, which is available on our website at http://ir.intracellulartherapies.com/corporate-governance.cfm. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2015, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management and Ernst & Young LLP;

•	Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Auditing Standard No. 16- Communications with Audit Committees; and

•	Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee and the audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Members of the Audit Committee

Robert L. Van Nostrand, Chair

Richard Lerner, M.D.

Rory B. Riggs

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations regarding the filing of required reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-ten-percent beneficial owners with respect to fiscal 2015 were met, except that (i) five reports, each covering one stock option grant to one of our non-employee directors, Christopher Alafi, Ph.D., Richard Lerner, M.D., Joel S. Marcus, Rory B. Riggs and Robert L. Van Nostrand, were filed late, (ii) one report was filed late with respect to two transactions by Allen A. Fienberg, Ph.D., and (iii) one report was filed late with respect to two transactions by Lawrence J. Hineline.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive Officer and Director Compensation,” since January 1, 2015, we have engaged in the following transactions in which the amount involved exceeded the lesser of $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

One of our directors is affiliated with one of our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Christopher Alafi, Ph.D.	Dr. Alafi is a General Partner of Alafi Capital Company, LLC.

Participation in Our Public Offerings

We believe that entities affiliated with Fidelity Investments purchased an aggregate of 1,032,825 shares of common stock in our public offering which closed on September 28, 2015 at the public offering price of $43.50 per share. We also believe that entities affiliated with BlackRock, Inc. also purchased an aggregate of 300,000 shares of common stock in the offering at the public offering price.

Christopher Alafi, Ph.D., one of our directors, purchased 625,000 shares of common stock in our public offering which closed on March 11, 2015 at the public offering price of $24.00 per share. In addition, we believe that The Sosland Family Trust B Partnership purchased 250,000 shares of common stock in the offering at the public offering price and that entities affiliated with Fidelity Investments also purchased an aggregate of 652,700 shares of common stock in the offering at the public offering price.

Agreements with Stockholders

Registration Rights Agreement

At the closing of the Private Placement, ITI entered into a registration rights agreement with the investors in the Private Placement and also the existing stockholders of ITI who agreed to become parties to certain provisions of the agreement or who choose to become parties in the future, which covers substantially all of our outstanding shares of common stock as of the closing of the Merger. We assumed the registration rights agreement in connection with the Merger. Pursuant to the registration rights agreement and subject to the rules and regulations of the SEC, we agreed to file a shelf registration statement covering the resale of the shares of our common stock held by the investors in the Private Placement and the shares of our common stock held by the former stockholders of ITI who are parties to the agreement. We were required to file the shelf registration statement within 45 days of the date of the registration rights agreement (October 13, 2013), which we filed on September 18, 2013 and which was initially declared effective on December 18, 2013. We subsequently filed a post-effective amendment to the shelf registration on Form S-3 on May 14, 2014, which was declared effective on May 16, 2014.

We will be liable to each investor in the Private Placement (but not to the former stockholders of ITI who are parties to the agreement) for liquidated damages, on a 30-day basis, equal to 1.0% of the aggregate purchase price paid by the investor for the registrable shares of our common stock then held by the investor, subject to an overall cap of 5%, (i) if we suspend (subject to limited blackout periods described below) or terminate the registration statement prior to the earlier of December 18, 2016 and the date on which all of the registrable shares cease to be registrable shares, or (ii) in the event one or more suspensions of the effectiveness of the registration statement exceeds 60 days in the aggregate during any 12-month period. We will be permitted to suspend the registration statement one or more times during any 12-month period provided such suspensions do not exceed 30 consecutive days or 60 days in the aggregate in any 12-month period. Any suspension associated with our filing of an annual, periodic or current report, as required by the Exchange Act, will be permitted and will not be counted against the 60 day limitation. Expenses with respect to the filing and effectiveness of such registration statement (but not selling expenses, or underwriter or agent compensation) will be paid by us, including expenses of one counsel for the selling stockholders.

Lock-up Agreements

We and each of our directors and executive officers and certain stockholders agreed in connection with our public offering of shares of common stock which closed on March 11, 2015, that, without the prior written consent of Leerink Partners LLC and Cowen and Company, LLC, on behalf of the underwriters, we and our directors and executive officers and certain stockholders would not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock prior to June 3, 2015. The lock-up agreement also contains certain exceptions for, among other things, certain transfers as gifts; transfers by stockholders who are entities to their limited or general partners, members, stockholders or affiliates, as specified in the agreement; transfers to immediate family members or other transfers for estate-planning purposes; dispositions of shares acquired in open market transactions after the completion of the public offering; and the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act. These lock-up agreements expired on June 3, 2015 pursuant to their terms.

We and each of our directors and executive officers and certain stockholders agreed in connection with our public offering of shares of common stock which closed on September 28, 2015, that, without the prior written consent of Leerink Partners LLC and Cowen and Company, LLC, on behalf of the underwriters, we and our directors and executive officers and certain stockholders would not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock prior to November 21, 2015. The lock-up agreement also contains certain exceptions for, among other things, certain transfers as gifts; transfers by stockholders who are entities to their limited or general partners, members, stockholders or affiliates, as specified in the agreement; transfers to immediate family members or other transfers for estate-planning purposes; dispositions of shares acquired in open market transactions after the completion of the public offering; and the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act. These lock-up agreements expired on November 21, 2015 pursuant to their terms.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements, our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Lease Agreement

On March 31, 2014, we entered into a long-term lease, which was amended in 2015, with ARE-East River Science Park LLC for approximately 16,753 square feet of useable laboratory and office space located at 430 East 29th Street, New York, New York 10016, which we have occupied as our headquarters since February 2015. The cost for rent and maintenance of common areas is initially approximately $1.3 million per year, with base rent subject to annual increases of 3%. The term of the lease expires on January 31, 2026. Joel S. Marcus, one of our directors, is co-founder, Chairman of the board of directors, Chief Executive Officer, President and a director of Alexandria Real Estate Equities, Inc., which is the parent company to the landlord under the lease.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction will be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, will approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

PROPOSAL 1

Election of Three Class 3 Directors to Hold Office until the 2019 Annual Meeting

On March 30, 2016, our board of directors nominated Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand for election at the annual meeting. The board of directors currently consists of six members, classified into three classes as follows: (1) Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand constitute a class with a term ending at the 2016 annual meeting; (2) Richard Lerner, M.D. constitutes a class with a term ending at the 2017 annual meeting; and (3) Christopher Alafi, Ph.D. and Joel S. Marcus constitute a class with a term ending at the 2018 annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The board of directors has voted to nominate Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand for election at the annual meeting for a term of three years to serve until the 2019 annual meeting of stockholders, and until their respective successors are elected and qualified. The Class 1 director (Richard Lerner, M.D.) and the Class 2 directors (Christopher Alafi, Ph.D. and Joel S. Marcus) will serve until the annual meetings of stockholders to be held in 2017 and 2018, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted “For” each nominee at the annual meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF SHARON MATES, PH.D., RORY B. RIGGS AND ROBERT L. VAN NOSTRAND AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2016. The board of directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2015. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint Ernst & Young LLP, the audit committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2016.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2015 and 2014, and fees billed for other services rendered by Ernst & Young LLP during that period.

	2015	2014
Audit Fees(1)	$1,063,025	$752,848
Audit-Related Fees	—	—
Tax Fees(2)	152,450	83,902
All Other Fees	—	—
Total	$1,215,475	$836,750

(1)	Audit fees consisted of audit work performed in the preparation of financial statements and services in connection with our periodic and current SEC filings and registration statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.
(2)	Tax fees consist principally of assistance with matters related to federal, state, local and foreign tax consulting, compliance and reporting as well as tax compliance and reporting.

Prior to our application for listing on the NASDAQ Global Select Market in January 2014, we did not have a separate audit committee, and our full board of directors served in that function.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from our independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 3

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

We are seeking your advisory vote as required by Section 14A of the Exchange Act on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on our compensation committee or our board of directors. However, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. We have determined to hold an advisory vote to approve the compensation of our named executive officers annually, and the next such advisory vote will occur at the 2017 annual meeting of stockholders.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe that compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2016 annual meeting:

“RESOLVED, that the compensation paid to the named executive officers of Intra-Cellular Therapies, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 4

ADVISORY VOTE ON APPROVAL OF THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your input with regard to the frequency of holding future stockholder advisory votes on the compensation of our named executive officers. In particular, we are asking whether the advisory vote on the compensation of our named executive officers (Proposal 4) should occur every year, every two years or every three years. Because your vote is advisory, it will not be binding on our compensation committee or our board of directors. However, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding how frequently it should present the advisory vote on the compensation of our named executive officers to our stockholders.

The compensation committee, board of directors and management believe that it is appropriate and in our best interests for our stockholders to vote in favor of an annual advisory vote on the compensation of our named executive officers. An advisory vote each year will permit our stockholders to provide annual feedback to us on our compensation policies, practices and compensation awards for our named executive officers. This is consistent with our policy of giving stockholders the opportunity to voice concerns with management or our board of directors. An annual advisory vote will give the board of directors, the compensation committee and management more timely feedback from the stockholders to allow us to evaluate and adjust, when we consider appropriate, the compensation of our named executive officers.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the board’s recommendation. The affirmative vote of a majority of the shares voted for this proposal—every year, every two years or every three years —will be the frequency approved, on an advisory basis, by our stockholders. However, because the vote on the frequency of holding future advisory votes on the compensation of our named executive officers is not binding, if none of the frequency options receives a majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF HOLDING A VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH FREQUENCY UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at http://ir.intracellulartherapies.com/corporate-governance.cfm. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2017 annual meeting of stockholders, we must receive stockholder proposals (other than for director nominations) no later than January 2, 2017. To be considered for presentation at the 2017 annual meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 14, 2017 and no later than March 16, 2017. Proposals that are not received in a timely manner will not be voted on at the 2017 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, Intra-Cellular Therapies, Inc., 430 East 29th Street, New York, New York 10016.

New York, New York

April 28, 2016

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 13, 2016.

Vote by Internet
• Go to www.envisionreports.com/ITCI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, FOR Proposal 3 and FOR “1 Year” on Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Sharon Mates, Ph.D.	☐	☐	02 - Rory B. Riggs	☐	☐	03 - Robert L. Van Nostrand	☐	☐

	For	Against	Abstain			For	Against	Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐		3. To approve by an advisory vote the compensation of our named executive officers, as disclosed in the proxy statement.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

4. To approve by an advisory vote the frequency of holding an advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

Intra-Cellular Therapies, Inc. Stockholders

Tuesday, June 14, 2016, 10:00 A.M. Local Time

ApellaTM

450 East 29th Street, New York, NY 10016

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Intra-Cellular Therapies, Inc.

Notice of 2016 Annual Meeting of Stockholders

To be held at ApellaTM, 450 East 29th Street, New York, NY

Proxy Solicited by Board of Directors for Annual Meeting — June 14, 2016

Michael I. Halstead and Lawrence J. Hineline, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intra-Cellular Therapies, Inc. to be held on June 14, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Directors in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR “1 Year” on Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)